Exhibit 10.2

UBER
1455 Market Street San Francisco, CA 94103
US
April 10, 2017
Jill Hazelbaker

RE: TRANSFER LETTER
Dear Jill,
This letter is to confirm that you are transferring to the role of SVP, Policy & Communications, based in San Francisco, CA effective April 12th.
Your new salary for this full-time position is USD 1,500,000 (one million five hundred dollars), less applicable withholdings, which will be paid according to Uber's normal payroll procedures. All other terms of your employment will remain the same unless otherwise stated.

Performance Bonus

In your new role as SVP of Policy & Communications, you will continue to be eligible to participate in Uber's annual performance bonus program. Bonus amounts are delivered mostly in equity, vesting over three years. Uber does not guarantee that you will receive a bonus - the lowest 20% of performers should not expect to receive an award, and all awards are at the discretion of the Company. To qualify for a performance bonus, you must remain employed at the Company at the time of payout.

RESTRICTED STOCK UNITS

As soon as reasonably practicable after the date you commence your new role, and subject to the approval of the Company's Board of Directors (the "Board") (or a duly constituted committee thereof), the Company shall grant you 61,513 restricted stock units ("RSUs") with respect to shares of the Company's Common Stock. The RSUs will be subject to both a time-based and a performance-based vesting condition as well as to other terms and conditions set forth in the Company's 2013 Equity Plan (the "Equity Plan") and in the Company's standard form of RSU Agreement. Notwithstanding the foregoing, in the event your employment is terminated by the Company without Cause (as defined in the Equity Plan) within the first 12 months following the date of this Agreement or reduces your salary within the first 12 months of the date of this Agreement, an aggregate of of 12/48 of the RSUs granted to you pursuant to this Agreement shall be deemed to satisfy the time-based condition as of the date of your termination. [For the avoidance of doubt, nothing in this Agreement shall impact any prior agreements related to vesting of RSUs or other stock awards granted to you by the Company.] For further information about the vesting conditions applicable to the RSUs, please see the RSU Vesting Summary.
Jill I am looking forward to working closely with you.

Uber on,

/s/ Travis Kalanick
Travis Kalanick

Authorized Signatory

/s/ Jill Hazelbaker
Jill Hazelbaker

cc: Liane Hornsey

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